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Exhibit 99.1

CONTACT:	W. Gray Hudkins Chief Operating Officer (631) 667-1200, ext. 226
Joseph P. Ciavarella Vice President and Chief Financial Officer (631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2004

        Deer Park, New York—March 30, 2005—Langer, Inc. (NASDAQ:GAIT) today reported net income for the year ended December 31, 2004, of approximately $375,000, or $.08 per fully diluted share, as compared to a loss of approximately $(5,000) or $(.00) per fully diluted share in 2003. For the three months ended December 31, 2004, net income was approximately $473,000, or $.10 per fully diluted share, as compared to approximately $177,000, or $.04 per fully diluted share, for the three months ended December 31, 2003. Included in net income for the three months and year ended December 31, 2004 is a non-recurring non-cash gain of $605,000 which resulted from a change in the fair value of a put option obligation acquired as part of Langer's acquisition of Silipos, Inc. Excluding that gain, operating results, on a pro forma basis, would have been as follows:

	Quarter ended December 31, 2004	Year ended December 31, 2004
Net income as reported	$(473,000)	$(375,000)
Pro forma adjustment to reverse change in fair value of put option	(605,000)	(605,000)

Pro forma net loss	$(132,000)	$(230,000)

Pro forma loss per fully diluted share	$(.03)	$(.05)

        Net income excluding gain from the change in fair value of a put option is a financial measure that is not in accordance with generally accepted accounting principles in the United States ("GAAP"). We have provided the above reconciliation of the non-GAAP measure of net income excluding gain from change in fair value of a put option to the most directly comparable GAAP financial measure, which is net income. We are presenting net income excluding gain from the change in fair value of the put option because such gain was non-cash and non-recurring and was part of a transaction not in the ordinary course of the Company's business. We believe that the Company's operating results should be evaluated, in part, without including such gain in net income.

        Net sales for the three months ended December 31, 2004, were approximately $11,530,000, as compared to net sales of approximately $6,438,000 for the three months ended December 31, 2003, an increase of approximately 79.1%. Net sales for the year ended December 31, 2004, were approximately $30,127,000, an increase of approximately 21.9% over net sales of approximately $24,721,000 for the year ended December 31, 2003. The principal reason for the increase in net sales was the inclusion in the fourth quarter of 2004 of the net sales of Silipos of approximately $5,558,000, which Langer acquired on September 30, 2004.

        Andrew H. Meyers, Langer's President and Chief Executive Officer, said, "We are pleased with the operating performance of Silipos since the closing of the acquisition. We believe, as we continue the integration of Silipos, that we will see opportunities for revenue and cost synergies in our combined operations."

        Cost of sales were approximately $18,023,000, or approximately 59.8% of net sales, for the year ended December 31, 2004, as compared to approximately $16,050,000, or approximately 64.9% of net sales in the year ended December 31, 2003, resulting in gross profit as a percentage of net sales of approximately 40.2% in 2004, as compared to approximately 35.1% in year ended December 31, 2003. Cost of sales was approximately $6,065,000, or approximately 52.6% of net sales, and approximately $4,069,000, or approximately 63.2% of net sales, in the three months ended December 31, 2004 and 2003, respectively. Gross profit as a percentage of net sales was approximately 47.4% in the three months ended December 31, 2004, as compared to approximately 36.8% in the three months ended December 31, 2003. The increase in the gross profit in both the three months and year ended December 31, 2004, as compared to the comparable 2003 periods, was attributable primarily to the inclusion of operating results of Silipos in the fourth quarter of 2004.

        General and administrative costs were approximately $5,928,000, or approximately 19.7% as a percentage of net sales for the year ended December 31, 2004, as compared to approximately $4,775,000, or approximately 19.3% as a percentage of net sales for the year ended December 31, 2003. General and administrative costs were approximately $2,151,000, or approximately 18.7% as a percentage of net sales in the three months ended December 31, 2004, as compared to approximately $1,211,000, or approximately 18.8% as a percentage of net sales in the three months ended December 31, 2003. General and administrative expenses were higher in the 2004 periods as compared to the 2003 periods due to the general and administrative expenses associated with Silipos, which we acquired on September 30, 2004, the write-off of expenses related to a transaction that was not consummated and which we are no longer pursuing of approximately $292,000, additional asset-based franchise taxes of approximately $65,000, and amortization of identifiable intangible assets associated with the Silipos acquisition of approximately $96,000.

        Selling expenses for the year ended December 31, 2004 increased to approximately $4,951,000, or approximately 16.4% as a percentage of net sales, as compared to approximately $3,131,000, or approximately 12.7% as a percentage of net sales, for the year ended December 31, 2003. Selling expenses were approximately $2,567,000, or approximately 22.3% as a percentage of net sales, as compared to approximately $797,000, or approximately 12.4% as a percentage of net sales, in the three months ended December 31, 2004 and 2003, respectively. The increase in selling expenses, both in absolute dollars and as a percentage of net sales, was attributable to the acquisition of Silipos.

        Interest expense increased by approximately $383,000, or approximately 45.8%, from approximately $836,000 in the year ended December 31, 2003, to approximately $1,219,000 in the year ended December 31, 2004. Interest expense increased by approximately $409,000, from $208,000 in the three months ended December 31, 2003, to approximately $617,000 in the three months ended December 31, 2004. This was attributable to the interest incurred with respect to Silipos-related acquisition debt of approximately $242,000, interest of approximately $57,000 related to the amortization of debt discount associated with the warrants issued with the debt, interest of approximately $111,000 recorded in connection with the capital lease obligation assumed in the Silipos acquisition, and the amortization of Silipos-related debt acquisition costs of approximately $6,000.

        Under the terms of the seller-financed acquisition debt we issued in the Silipos acquisition, comprised of a $7.5 million secured note due March 31, 2006, and a $3.0 million note due December 31, 2009, if the $7.5 million note is not prepaid in full by March 31, 2005, the Company is obligated to make a $500,000 payment on that date, or the principal amount of the $7.5 million note would be increased by $1,000,000 effective as of April 1, 2005 (such payment or increase in principal, a

"Protection Payment"). The Company is entitled to recoup half of any Protection Payment if it repays both the $7.5 million note and the $3.0 million note on or before March 31, 2006.    The Company will not prepay the $7.5 million note on or before March 31, 2005. Accordingly, the Company has notified the seller that it would add $1,000,000 to the principal of the $7.5 million note as a Protection Payment. As of December 31, 2004, the Company recorded a charge of approximately $223,000 to record the estimated fair value of the Protection Payment.

        Cash and cash equivalents at December 31, 2004 approximated $3,910,000, as compared to approximately $5,534,000 at December 31, 2003. The principal reason for the decrease in cash and cash equivalents were transaction costs incurred in connection with the Silipos acquisition (net of cash acquired and amounts financed), the repayment of certain promissory notes totaling $800,000 in accordance with their terms, and the investment of an additional $725,000 in the installation and implementation of the Company's new information technology system. Working capital at December 31, 2004 was approximately $1,387,000, as compared to approximately $7,434,000 at December 31, 2003. The principal reason for the decline in working capital is the classification of the $7.5 million note due March 31, 2006, and the related change in fair value of the related Protection Payment of $486,000, as a current liability because management intends to repay the note in 2005; the decline was partially offset by the reduction of a current portion of long-term debt due to the repayment of the $800,000 of certain promissory notes and the net change in other working capital accounts.

        Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, NY, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

        Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S- 1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the years ended December 31,
	2004	2003	2002
Net sales	$30,126,759	$24,720,515	$18,676,503
Cost of sales	18,022,532	16,049,790	11,962,104

Gross profit	12,104,227	8,670,725	6,714,399
General and administrative expenses	5,927,808	4,775,142	3,867,882
Selling expenses	4,950,947	3,131,197	3,151,205
Research and development expenses	48,694	—	164,872

Operating income (loss)	1,176,778	764,386	(469,560)

Other income (expense):
Interest income	174,261	157,522	214,481
Interest expense	(1,219,427)	(836,273)	(829,498)
Change in fair value of Put Option	605,000	—	—
Change in fair value of Protection Payment	(223,000)	—	—
Other	18,859	75,798	86,214

Other expense, net	(644,307)	(602,953)	(528,803)

Income (loss) before income taxes	532,471	161,433	998,363
Provision for income taxes	157,683	166,904	107,294

Net income (loss)	$374,788	$(5,471)	$(1,105,657)

Net income (loss) per common share:
Basic	$.09	$(.00)	$(.26)

Diluted	$.08	$(.00)	$(.26)

Weighted average number of common shares used in computation of net income (loss) per share
Basic	4,395,180	4,374,396	4,245,711

Diluted	4,793,439	4,374,396	4,245,711

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the quarters ended December 31,
	2004	2003	2002
Net sales	$11,529,936	$6,437,909	$5,362,427
Cost of sales	6,064,829	4,068,610	3,438,219

Gross profit	5,465,107	2,369,299	1,924,208
General and administrative expenses	2,150,769	1,210,592	976,575
Selling expenses	2,566,775	797,347	960,805
Research and development expenses	48,694	—	164,872

Operating income (loss)	698,869	361,360	(178,044)

Other income (expense):
Interest income	38,546	46,287	11,548
Interest expense	(616,567)	(207,667)	(358,316)
Change in fair value of Put Option	605,000	—	—
Change in fair value of Protection Payment	(223,000)	—	—
Other	14,352	17,114	229,861

Other expense, net	(181,669)	(144,266)	(116,907)

Income (loss) before income taxes	517,200	217,094	(294,951)
Provision for income taxes	44,683	40,254	86,794

Net income (loss)	$472,517	$176,840	$(381,745)

Net income (loss) per common share:
Basic	$.11	$.04	$(.09)

Diluted	$.10	$.04	$(.09)

Weighted average number of common shares used in computation of net income (loss) per share
Basic	4,390,668	4,379,947	4,245,711

Diluted	4,920,318	4,628,171	4,245,711

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  Exhibit 99.1
LANGER, INC. AND SUBSIDIARIES Consolidated Statements of Operations
LANGER, INC. AND SUBSIDIARIES Consolidated Statements of Operations